Exhibit 23.2

R. E. Bassie & Co.
Certified Public Accountants

6671 Southwest Freeway, Suite 550
Houston, Texas 77074-2220
Tel: (713) 272-8500 Fax: (713) 272-8515
E-Mail: Rebassie@aol.com

Calypso Wireless, Inc.
Miami, FL

The Board of Directors and Stockholders
Calypso Wireless, Inc.:

We consent to the incorporation by reference in this Registration Statement of Calypso Wireless, Inc. on Form S-8 of our report dated April 15, 2005, appearing in the Annual Report on Form 10-KSB/A of Calypso Wireless, Inc. for the year ended December 31, 2004 filed on September 30, 2005.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of this Registration Statement (Form S-8) prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ R. E. Bassie & Co.
Houston, Texas

March 30, 2006